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                                  SCHEDULE 13G

                                 (RULE 13D-102)

Information to be Included in Statements Filed Pursuant to Rule 13d-(1)(b), (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                           (Amendment No. ______)*


                                 ComBanc, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   200088102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which the
Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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------------------
CUSIP No. 20008102                 13G
------------------
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1        Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
         (Entities Only)

                    Paul D. Harter           SSN# ###-##-####
--------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]
                                 N/A
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3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                      USA
--------------------------------------------------------------------------------
                      5       Sole Voting Power

                                   144,964
--------------------------------------------------------------------------------
     Number of

       Shares         6       Shared Voting Power

    Beneficially                       N/A
                      ----------------------------------------------------------
       Owned          7       Sole Dispositive Power

      by Each                          144,964
                      ----------------------------------------------------------
     Reporting        8       Shared Dispositive Power

    Person With:                       N/A
--------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                              144,964
--------------------------------------------------------------------------------
10        Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares                                                             [ ]
          (See Instructions)

                         N/A
--------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)

                         6.02%
--------------------------------------------------------------------------------
12        Type of Reporting Persons(See Instructions)

                            IN
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     Answer every item.  If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a) Name of Issuer:

               ComBanc, Inc.
          ----------------------------------------------------------------------

ITEM 1(b) Address of Issuer's Principal Executive Offices:

               230 E. Second Street, Delphos, OH 45833
          ----------------------------------------------------------------------

ITEM 2(a) Name of Person Filing:

               Paul D. Harter
          ----------------------------------------------------------------------

ITEM 2(b) Address of Principal Business Office or, if None, Residence:

               9818 W. State Road, Delphos, OH 45833
          ----------------------------------------------------------------------

ITEM 2(c) Citizenship:

               USA
          ----------------------------------------------------------------------

ITEM 2(d) Title of Class of Securities:

               Common Stock
          ----------------------------------------------------------------------

ITEM 2(e) CUSIP Number:

               200088102
          ----------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b) OR
            (c) CHECK WHETHER THE PERSON FILING IS A :  N/A

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]




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ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: 144,964.
                                         -------

          (b) Percent of class: 6.02%.
                               -----

          (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote 144,964.
                                                       -------

          (ii) Shared power to vote or to direct the vote N/A.
                                                          ---

          (iii) Sole power to dispose or to direct the disposition of 144,964.
                                                                      -------

          (iv) Shared power to dispose or to direct the disposition of  N/A.
                                                                        ---

          Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  N/A

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON N/A

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.  N/A

     If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.


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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.           N/A

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. (See Item 5.)

ITEM 10. CERTIFICATIONS

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  Feb. 1, 1999
                                           ---------------------------
                                                     (Date)


                                                  Paul D. Harter
                                           ---------------------------
                                                  (Signature)


                                                  Paul D. Harter
                                           ---------------------------
                                                (Name and Title)


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